Exhibit 10.31

DATED: 1ST August 2020

ESPORT ENTERTAINMENT (MALTA) LIMITED

and

RIVINGTON LAW LIMITED

and

STUART TILLY

CONSULTANCY AGREEMENT

(provision by a company of the

services of an individual)

CONSULTANCY AGREEMENT

date: parties

(1)	ESPORT ENTERTAINMENT GROUP INC, a Nevada registered company, having its registered office at 170 Pater House, Level 1, Psaila Street, Birkirkara BKR9077, Malta (the “Company”);

(2)	RIVINGTON LAW LIMITED, having its registered office at 4 Millbank Terrace, Shaw Mils, Harrogate, England HG3 3HT (the “Employer”); and

(3)	STUART TILLY whose address is 87 Luton Road, Harpenden, Herts, England AL5 3BA (the “Consultant”)

recitals

(A)	The Employer has the right to the services of the Consultant together with the right to make him available to the Company.

(B)	The Employer has agreed to make the services of the Consultant available to the Company upon the terms and conditions hereinafter contained.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following words and expressions shall have the following meanings save where the context provides or requires otherwise:

“Commencement Date”

1st August 2020

“Group”

The Company and any of its Group Companies.

“Group Company”

any parent undertaking or subsidiary undertaking of the Company or any subsidiary or subsidiary undertaking of a parent undertaking of the Company.

“Senior Management”

the senior management from time to time of the Company;

“Services”

the services of the Consultant to the Company or any Group Company as described in schedule 1 and any other services as may be required by the Company or any Group Company from time to time in accordance with the terms of this Agreement;

“Termination Date”

the date the Agreement terminates in accordance with the terms of this Agreement whenever arising and for whatever reason.

1.2	References to Clauses and sub-Clauses are references to clauses and sub-clauses in this Agreement.

1.3	In this Agreement words importing the masculine gender include the feminine and words importing the singular include the plural.

2.	APPOINTMENT OF CONSULTANT

2.1	The Company hereby appoints the Consultant, the Employer hereby agrees to make available to the Company the services of the Consultant and the Consultant hereby accepts such appointment upon the terms and conditions contained in this Agreement to supply the Services.

2.2	Subject to termination in accordance with the terms of this Agreement, such appointment will take effect from the Commencement Date and continue thereafter unless and until terminated by the Company, the Employer or the Consultant in accordance with this Agreement.

2.3	The Employer undertakes with the Company to the best of its ability to procure the performance and observance by the Consultant of all his obligations under this Agreement.

2.4	The Consultant undertakes to the Company that during the continuance of this Agreement he will remain contracted to the Employer upon such terms as shall entitle the Employer to make the Consultant available to the Company on the terms set out in this Agreement.

2.5	The Consultant will provide the Services under this Agreement personally and will not assign or sub-contract such Services to any other person, firm, company or organisation without the prior written consent of the Company.

3.	FEE

3.1	In consideration of the Services to be rendered by the Consultant under this Agreement the Company will pay to the Employer a fee each calendar month during the Term of £18,000 month (exclusive of any VAT as applicable) (the “Fee”).

3.2	Subject to the terms as set out in Schedule 2, the Employer may be eligible for a discretionary bonus.

3.3	Subject to the terms as set out in Schedule 3, the Employer or the Consultant may be eligible to participate in such Group share award scheme (the “Share Scheme”) as may be in place from time to time and subject to its rules.

3.4	Neither the Employer or the Consultant will be entitled to any other fees or payments save as expressly stated in Clauses 3.1 to 3.3 or Clause 4.1.

3.5	The Fee will be reviewed annually by the Company. In considering the Fee review, the Company shall take into consideration the performance of the Consultant, the overall performance of the business carried on by the Company and any other relevant commercial considerations. The Company does not guarantee an increase in any year.

4.	EXPENSES

4.1	The Company will reimburse to the Consultant all reasonable travelling and other out-of-pocket expenses which the Consultant may from time to time reasonably and properly incur in connection with the provision of the Services provided that any expenses over £500 are approved in advance by the Company. Such expenses will be paid by the Company within 21 days of receipt of an appropriate invoice accompanied by the written statements referred to in Clause 4.2.

4.2	The Consultant must submit invoices in respect of expenses (accompanied by the relevant receipts and vouchers) to the Company as soon as practicable following the last working day of the month in which such expenses were incurred which will be payable by the Company within 21 days of receipt of such invoice.

5.	STATUS

5.1	The relationship of the Consultant to the Company will be that of independent contractor.

5.2	This Agreement constitutes a contract for the provision of services and not a contract of employment and accordingly the Employer and/or the Consultant will be fully responsible for any tax and any other liability, deduction, contribution, assessment or claim arising from or made in connection with the payment of the Fee.

6.	CONSULTANT’S OBLIGATIONS

6.1	The Consultant will during the term of this Agreement:

6.1.1	devote as much of his working time, attention and abilities as necessary and the full benefit of his knowledge, expertise and skills in carrying out the Services;

6.1.2	render and perform the Services to the best of his skill and ability in a professional and competent manner and use his best endeavours to promote the interests of the Group and will promptly give to the Senior Management or to whomsoever the Senior Management may direct (in writing if so requested) all such information and reports as it may reasonably require in connection with matters relating to the provision of the Services or the business of the Group;

6.1.3	exercise only such powers and perform such services as may from time to time be vested in or assigned to him by the Senior Management whether for a specific purpose as determined by the Senior Management or to provide the Services generally and will not, except with the prior written consent of the Senior Management, commit the Company to any legally binding agreement or hold himself out as being able so to commit the Company or incur any liability on behalf of the Company or in any way pledge or purport to pledge the credit of the Company;

6.1.4	at all times comply with all current statutory requirements and codes of professional practice relevant to the performance of the Services and with such reasonable instructions, rules, regulations, policies and procedures as the Company shall from time to time issue;

6.1.5	not at any time make or cause or permit to be made any untrue or misleading statement in relation to the provision of the Services or any business or customers of the Group;

6.1.6	must ensure that his personal interests do not in any circumstance whatsoever conflict with the interests of the Company, and in the eventuality that this occurs or there is a risk that this eventuality might occur, the Consultant shall inform the Company of the matter as soon as he has the knowledge;

6.1.7	not at any time make any secret or personal profits from his position without having the written consent of the Company and shall not make any gain from confidential Company information; and

6.1.8	immediately notify the Company in writing of any actions, suits, claims and/or proceedings that may be served upon him.

6.2	Notwithstanding clause 6.1.1 to 6.1.8 above, neither the Employer nor the Consultant shall be held responsible or accountable towards the Company, any Group Company and/or any competent authority for any failure to carry out their duties under this Agreement where such failure is solely attributable to the fault of the Company or any Group Company or any trained staff of the Company or any Group Company in punctually providing the Employer or Consultant with all the accurate and update information, data and materials which the Employer or Consultant may reasonably require for the proper and punctual performance of his duties, and the Company shall fully indemnify the Employer or Consultant against any liabilities arising against the Employer or Consultant in such circumstances.

7.	OBLIGATIONS OF THE COMPANY

7.1	The Company will co-operate with the Consultant to such extent as shall be reasonably required to enable the Consultant to carry out the Services.

7.2	The Company undertakes to keep the Consultant duly up to date with all material information and to provide any resources which the Consultant may reasonably require for the proper exercise of his functions, including but not limited to: appropriate technology, staff, records, unlimited access to its data, documentation, and other information.

7.3	The Company shall hold harmless and indemnify the Consultant in respect of any costs, expenses, actions, proceedings, damages, claims or other liability arising directly or indirectly by reason of his providing his Services in terms of the provisions of this Agreement and the Consultant shall be indemnified out of the assets and profits of the Company or any Group Company provided the same shall not be due to fraud or gross negligence on the part of the Consultant.

7.4	The Company agrees that neither the Consultant nor the Employer shall be liable for any losses suffered by the Company or any Group Company due to anything done or omitted to be done by the Consultant in connection with the affairs of the Company or any Group Company provided the Consultant acted in good faith and acted in the manner as required of him having regard to his position and appointment with the said Company and the terms contained in this Agreement.

7.5	The Company and each Group Company shall hold harmless, indemnify and keep indemnified the Employer and the Consultant against any and all actions, suits, proceedings, claims, demands, pretensions, costs, fines, expenses, damages, losses and/or liabilities of any nature whatsoever which may be commenced, made, incurred, occur, arise or be sought from or taken against him in connection with his functions, or arising therefrom or from reliance upon any information or materials supplied by the Company or any Group Company, except for any fraudulent or grossly negligent act or omission on the part of the Consultant.

7.6	The Company shall also indemnify any legal fees and other costs and expenses reasonably incurred by the Employer and the Consultant in order to protect or defend the interests of the Company or any Group Company. In this respect, the Company undertakes to provide the Consultant with written notification of any material fact or circumstance which could have a bearing on any exposure or risk of increased exposure to claims for loss or damages or any other liability whatsoever against the Employer or Consultant in providing the Services and generally to give such information as the Employer or Consultant may from time to time require.

8.	Restrictions

8.1	The Consultant hereby covenants with the Company that he will not (whether directly or indirectly, or whether solely or jointly with or as promoter, agent, director, officer, partner, manager, employee, consultant, independent contractor, shareholder or participator of, in or to any other person, firm or company):

8.1.1	during the term of the Agreement and for the period of one year after the termination of this Agreement, solicit or endeavor to entice away from or discourage from dealing with the Group any person, firm or company who was at the date of such termination or at any time during the period of one year immediately preceding such termination a manufacturer for or supplier, customer, client, distributor, agent or independent contractor of or to the Group or had agreed to become such whether or not such person, firm or company would commit a breach of contract by reason of transferring business or leaving service provided that this restriction shall only apply to manufacturers, suppliers, customers, clients, distributors, agents and independent contractors with whom the Consultant shall have had personal contact while engaged by the Group;

8.1.2	at any time after the termination of this Agreement, represent himself as being in any way connected with or interested in any business of the Company or any Group Company;

8.1.3	at any time after the termination of this Agreement, in any way make use of any corporate, business, product or service name which is identical to or likely to be confused with the corporate name or any business, product or service name used by the Company or any Group Company at the date of such termination or which might suggest a connection with the Company or any Group Company;

8.1.4	during the term of the Agreement and at any time after the termination of this Agreement, cause or seek to cause to be terminated or adversely affected or otherwise interfere with any agreement or arrangement of any kind to which the Company or any Group Company is at the date of such termination party or from which it benefits.

8.2	Each of clauses 8.1.1 to 8.1.4 above shall be treated as a separate obligation and shall be severally enforceable as such.

8.3	The Consultant considers the restrictions in clause 8.1 to be reasonable, but if a court of competent jurisdiction finds any of them to be unenforceable the Consultant agrees to accept any modification as to the area, extent or duration of the restriction concerned which the court sees fit to impose or, if it does not see fit, which is reasonably necessary to render the restriction enforceable.

8.4	The provisions of clause 8.1 shall remain in force and be fully applicable in all circumstances in accordance with their terms and in particular shall not be discharged or affected by any breach or repudiation of this Agreement or any of the terms of engagement of the Consultant whatever its nature or howsoever caused or arising or by any other matter, circumstance or thing whatsoever.

9.	CONFIDENTIALITY

9.1	Neither the Employer nor the Consultant will for his own purposes or that of a third party use or disclose in any way or form whether before or after the Termination Date to any person, firm, company or organisation any trade secrets or confidential information belonging to the Company, any Group Company or relating to any client, customer, supplier, agent, business connection or associate of the Company or any Group Company which are acquired either directly or indirectly by the Consultant as a result of the provision of the Services and the performance of his obligations under this Agreement provided that the Consultant may disclose or use such trade secrets or confidential information to the extent authorised by the Company or any Group Company in writing or as may be necessary in the performance of the Services or as required by law.

9.2	The Consultant shall deliver and return without delay any documents, papers or other Company property which might be in his possession upon the Company’s first request in writing to this effect.

10.	DATA PROTECTION

10.1	For the purposes of this Agreement and in terms of the General Data Protection Regulations, in the event that, as a result of the provision of services supplied to the Company, the Consultant would perform any operation as a result of which personal data would be processed on behalf of the Company, the Consultant as a Data Processor, shall:

10.1.1	only process personal data on behalf of the Company upon the written instructions of the Company to the extent that, and for not longer than, is adequate, required and relevant to the provisions of this Agreement; and

10.1.2	shall afford the personal data being processed the levels of protection as expected for the categories and volumes of data being processed under this Agreement; and

10.1.3	not engage a sub-processor without the prior written authorisation of the Company, and in the event that a sub-processor is engaged by the Consultant the provisions of this Clause 10 shall be set out in a contract with such sub-processor. The Consultant shall remain fully liable to the Company for the performance of the sub-processor’s obligations; and

10.1.4	assist in the fulfilment of the Company’s obligation to respond to requests for exercising the data subject’s rights in terms of any applicable law; and

10.1.5	at the choice of the Company, delete or return all the personal data to the Company after the end of provision of goods and/or services subject of this Agreement relating to processing of personal data, and delete existing copies unless the Consultant is required to retain storage of personal data in terms of any applicable law; and

10.1.6	implement the appropriate technical and organizational measures required to protect the rights of the data subjects and to ensure a level of security appropriate to the risk of processing personal data; and

10.1.7	assist the Company with implementing a level of security appropriate to the risk of processing personal data; and

10.1.8	assist the Company with notifying the supervisory authority, without undue delay, in the event of a personal data breach which may result in a risk to the rights and freedoms of natural persons; and in such case assist the Company with informing the data subject of such breach without undue delay; and

10.1.9	assist the Company in carrying out an assessment of the impact the use of any new technologies used for the purpose of processing personal data may have on the protection of personal data, and where following such assessment, it is deemed that the processing would result in a high risk in the absence of measures taken by the Company to mitigate the Consultant shall assist the Company with consulting with the supervisory authority; and

10.1.10	make available to the Company all information necessary to demonstrate compliance with this Clause 10, and shall allow for and contribute to audits, including inspections, conducted by the Company or another auditor mandated by the Company.

11.	TERMINATION

11.1	Either party may terminate this Agreement without cause upon six month’s written notice. On the issuance of such notice by either party, at Company’s sole election, the Company shall either require the continued provision of Services until the effective date of termination, or may pay any or all amounts that would otherwise accrue due to the Consultant during the notice period and terminate the Agreement immediately.

11.2	Notwithstanding any other provision in this Agreement, the Company will be entitled to terminate this Agreement with immediate effect if:

11.2.1	the Consultant commits a serious breach of any of the provisions of this Agreement or fails for whatever reason to perform the Services adequately or at all;

11.2.2	the Consultant is guilty of conduct tending to bring himself or the Company into disrepute or is convicted of a criminal offence or commits an act of dishonesty whether relating to the Company or otherwise;

11.2.3	directly or indirectly and whether on, his own behalf or otherwise solicits or attempts to solicit work from any of the Company’s clients or customers or other connections or, in breach of this Agreement, works for or provides services to any such clients, customers or connections.

11.2.4	Dies or is seriously injured so as not to be able to perform the Services.

11.3	Upon termination of this Agreement for any reason, the Consultant will deliver up to the Company all letters, publications, papers, discs, tapes, reports, documents, keys, software, computer peripherals, communications equipment, electronic documents, data files and other items or property which may have been prepared by him or come into his possession by virtue of this Agreement and/or the performance of the Services or which relate to the business of the Company or any Group Company and all copies thereof regardless of the medium on which such copies are recorded or stored. In respect of any such items or information held on any computer software data files or other equipment belonging to the Consultant, he hereby undertakes to delete any such items and information and all copies forthwith on the termination of this Agreement.

11.4	On the termination of this Agreement howsoever arising, the Consultant will not have any claims for damages or compensation of any nature whatsoever and will merely be entitled to any outstanding fees or other consideration due to him up to the Termination Date pursuant to Clause 3.

12.	MISCELLANEOUS

12.1	This Agreement constitutes the entire agreement between the parties with respect to its subject matter and shall have effect to the exclusion of any other memorandum, agreement or understanding of any kind between the parties preceding the date of this Agreement relating to the provision of the Consultant’s time or services in whatever manner.

12.2	This Agreement may only be amended, superseded, cancelled or any of its terms and conditions waived by written variation agreement signed by or on behalf of the Company, the Employer and the Consultant or, in the case of waiver, of the party waiving compliance.

12.3	The failure or the delay on the part of either party to exercise or enforce any right, power or privilege under this Agreement will not operate as a waiver, nor will the single or partial exercise of any right, power or privilege preclude any other or further exercise of that or any other right, power or privilege. If either party expressly waives any breach, such waiver will not operate as a waiver of a similar breach on another occasion or as a waiver of any other breach.

12.4	The parties will pay their own legal, professional and other costs in connection with the preparation and completion of this Agreement.

12.5	The headings contained in this Agreement are for the purpose of convenience only and do not form part of and shall not affect the construction of this Agreement or any part of it.

12.6	This Agreement shall be governed by and construed in accordance with the laws of Malta and the parties hereto submit to the exclusive jurisdiction of the Courts of Malta.

12.7	This Agreement may be executed in two or more counterparts (by original or facsimile signature), each of which shall be deemed to be an original but all of which together shall constitute one and the same Agreement.

13.	NOTICES

13.1	Any notice required or authorised to be given by any party under the provisions of this Agreement will be in writing and any notice or document relating to this Agreement may be served or delivered or sent by mail or email to the party to be served at its address given in this Agreement or at such address as may be duly notified for such purpose from time to time. Any notice served personally will be deemed to have been served on the day of delivery, any notice sent by post will be deemed to have been served 48 hours after it was posted and if sent by email at noon on the business day following the day of transmission (and in proving such service it will be sufficient to produce a receipt for the notice signed by or on behalf of the addressee or to prove that the envelope containing the notice was properly addressed as a pre-paid first class recorded delivery letter or a computer print out indicating that the email message was sent to the recipient’s email address).

IN WITNESS whereof this Agreement has been entered into and delivered the day and year first above written.

SIGNED by a Grant Johnson	)
for and on behalf of	)
ESPORTS ENTERTAINMENT GROUP INC	)

SIGNED by a duly authorised officer	)
for and on behalf of	)
RIVINGTON LAW LTD	)

SIGNED by	)
STUART TILLY	)
in the presence of:	)

Signature:

Name:

Address:

SCHEDULE 1

SERVICES

Consultant to provide legal and commercial advisory services in relation to the business interests of the Group including but not limited to the following:

●	Assume responsibility for the review of all corporate/commercial agreements related to the Group’s business and will provide support as required to internal stakeholders across the business;

●	Respond to internal and external inquiries regarding contractual interpretation, process and protocols

●	Develop and implement global structural and licensing strategies and undertake business and gaming licence/permit applications;

●	Advise on cross border legislation and regulatory systems across Asia, Europe, the Americas and other emerging markets;

●	Assume responsibility for Internal policy drafting and review and regulatory compliance requirements;

●	Assume responsibility for company incorporations and other corporate filings, the upkeep of company books and board minutes;

●	Dispute arbitration and resolution;

●	Intellectual property protection; and

●	HR, finance and other general advisory services.

SCHEDULE 2

Bonus Payments

Bonus

1.	Subject as provided below, the Company may in its absolute discretion, pay the Employer a discretionary bonus in accordance with clause 3.1 (the “Bonus”), such Bonus (if any) to be payable in such amounts, such time(s) and subject to such conditions as may from time to time be determined by the Company.

2.	The amount of any Bonus payment shall be purely discretionary and shall not form part of the Employer or the Consultant’s contractual remuneration under this agreement. If the Company makes a Bonus payment to the Employer in respect of a particular year, it shall not be obliged to make further payments and this shall not give the Employer or the Consultant a contractual entitlement to subsequent bonus payments in respect of subsequent years.

3.	Entitlement to any Bonus is conditional upon the term of this Agreement being in force (which for the avoidance shall include any periods under notice) at the date when payment of the Bonus, if any, is made. The Employer and Consultant both acknowledge that the termination of this Agreement prior to the date of payment of any Bonus shall not in any circumstance give rise to a claim by the Employer or Consultant for compensation in lieu of such Bonus or compensation to cover the loss of opportunity to earn such Bonus.

SCHEDULE 3

Share Scheme

1.	Subject as provided below, the Employer or Consultant will be eligible to participate in the Company’s or any Group Company’s discretionary share award scheme (the “Share Scheme”) as may be in place from time to time and subject to its rules.

2.	The amount of any share award under the Share Scheme shall be purely discretionary and shall not form part of the Employer or the Consultant’s contractual remuneration under this agreement. Any share award shall be governed by the rules of the Share Scheme in place from time to time.

3.	Entitlement to the vesting of any Share Award is conditional upon the term of this Agreement being in force (which for the avoidance of doubt shall include any periods under notice) on the date when the Share Award vests. The Employer and Consultant both acknowledge that the termination of this Agreement prior to the date of vesting of any Share Award shall not in any circumstance give rise to a claim by the Employer or the Consultant for compensation in lieu of such Share Award or compensation to cover the loss of opportunity to earn such Share Award.